Exhibit 10.4

EMPLOYEE MATTERS AGREEMENT

by and between

Dean Foods Company

The WhiteWave Foods Company

and

WWF Operating Company

dated as of October 25, 2012

ii

Employee Matters Agreement

This Employee Matters Agreement (this “Agreement”) dated as of October 25, 2012, is made and entered by and among Dean Foods Company, a Delaware Corporation (“Dean Foods”), The WhiteWave Foods Company, a Delaware corporation and a wholly-owned subsidiary of Dean Foods (“WhiteWave”) and WWF Operating Company, a Delaware corporation and a wholly-owned subsidiary of Dean Foods (“WWF Operating Company” and together with WhiteWave, the “WhiteWave Companies”).

Recitals

WHEREAS, Dean Foods owns all of the issued and outstanding common stock of each of WhiteWave and WWF Operating Company;

WHEREAS, Dean Foods has determined that it would be appropriate, desirable and in the best interests of Dean Foods and its stockholders to separate the businesses and operations comprising the WhiteWave-Alpro segment of Dean Foods, substantially all of which reside within WWF Operating Company and its direct and indirect subsidiaries;

WHEREAS, WWF Operating Company proposes to declare a dividend resulting in the issuance to Dean Foods of one or more inter-group promissory notes; the Parties propose to effect certain asset transfers; and Dean Foods proposes to contribute to White Wave all of the issued and outstanding common stock of WWF Operating Company, all as further described in the Separation and Distribution Agreement dated of even date herewith among the Parties hereto;

WHEREAS, following the foregoing dividend and contribution, WhiteWave intends to offer and sell Class A Common Stock pursuant to an initial public offering of such shares (the “IPO”);

WHEREAS, following completion of the IPO, Dean Foods intends to evaluate whether to effect a distribution of all or a portion of its remaining interest in WhiteWave (the “Distribution”) the terms and conditions of which will be governed by the Separation and Distribution Agreement;

WHEREAS, in furtherance of the foregoing, the Parties have agreed to enter into this Agreement for purposes of (i) addressing the treatment of WhiteWave Employees and their participation in employee benefit programs following the IPO and prior to the consummation of any Distribution; (ii) addressing the treatment of WhiteWave Employees and their participation in employee benefit plans and programs that will be implemented at WhiteWave in connection with the Distribution for the benefit of such employees and (iii) allocating assets, liabilities, rights and responsibilities with respect to employee compensation and benefits and other employment matters as a result of separation of WhiteWave from Dean Foods pursuant to the terms of the Separation and Distribution Agreement.

Employee Matters Agreement

NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Separation and Distribution Agreement, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions

“Agreement” means this Employee Matters Agreement, and all exhibits, schedules, appendices and annexes hereto.

“Close of the Distribution Date” means 11:59:59 P.M., Eastern Standard Time or Eastern Daylight Time (whichever shall then be in effect), on the Distribution Date.

“COBRA” has the meaning ascribed to it in Section 6.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Group Employee” has the meaning ascribed to it in Section 2.1(i).

“Dean Foods” means Dean Foods Company, a Delaware corporation, and any successor in interest thereto.

“Dean Foods Common Stock” means the common stock, par value $0.01 per share, of Dean Foods.

“Dean Foods EDCP” means the Dean Foods Executive Deferred Compensation Plan, as in effect or as it may be amended from time to time.

“Dean Foods Employee” means any individual other than the Transferred Employees who, immediately prior to the IPO, is employed by a member of the Dean Foods Group.

“Dean Foods Equity Plans” has the meaning ascribed thereto in Section 9.1(a).

“Dean Foods Executive Severance Plan” means the Dean Foods Executive Severance Plan, as in effect or as it may be amended from time to time.

“Dean Foods Group” means Dean Foods and each of its majority-owned subsidiaries other than any subsidiary that is a member of the WhiteWave Group.

“Dean Foods Liabilities” means all Liabilities of Dean Foods or any other member of the Dean Foods Group. In no event shall the term Dean Foods Liabilities include any Liabilities that are transferred from or otherwise cease to be Liabilities of Dean Foods or any Dean Foods Plan pursuant to this Agreement or that are or have become WhiteWave Liabilities.

“Dean Foods Plan” means any Plan maintained or sponsored by Dean Foods or any other member of the Dean Foods Group at any time on or prior to the Distribution Date.

“Dean Foods 401(k) Plans” means collectively the Dean Foods Union 401(k) Plan and the Dean Foods 401(k) Plan, each as in effect or as it may be amended from time to time.

“Dean Foods SERP” means the Dean Foods Supplemental Executive Retirement Plan, as in effect or as it may be amended from time to time.

“Dean Foods Welfare Plans” has the meaning ascribed to it in Section 6.1.

“Delayed Transfer Employee” has the meaning ascribed to it in Section 3.1(b).

“Distribution” means the distribution by Dean Foods (or another member of the Dean Foods Group) of a sufficient portion of the shares of the common stock of WhiteWave such that, immediately following such Distribution, Dean Foods is no longer directly or indirectly in control of WhiteWave.

“Distribution Date” means the effective date of the Distribution.

“Former WhiteWave Employee” means an individual who, prior to the IPO, was, but has ceased to be, an employee of any member of the Dean Foods Group or the WhiteWave Group and whose last employer among such entities was a member of the WhiteWave Group.

“Individual Agreement” means an individual employment contract or other similar agreement that specifically pertains to any WhiteWave Employee.

“IPO” has the meaning ascribed to it in the recitals to this Agreement.

“Liabilities” means any and all losses, claims, charges, debts, demands, actions, costs and expenses (including administrative and related costs and expenses of any plan, program, or arrangement), of any nature whatsoever, whether absolute or contingent, vested or unvested, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.

“Outstanding Awards” has the meaning ascribed to it in Section 9.1.

“Party” means each of Dean Foods, WhiteWave and WWF Operating Company.

“Parties” has the meaning ascribed to it in the preamble to this Agreement.

“Person” means an individual, a corporation, a business trust or association, a real estate investment trust, a common-law trust, a limited liability company or an unincorporated business, including a general or limited partnership or registered limited liability partnership, a trust, an estate, a custodian, a nominee or any other entity in its own or any representative capacity.

“Plan” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle, whether written or unwritten, providing compensation or benefits to employees, or former employees of WhiteWave or Dean Foods, as the case may be, in respect to their services for any member of the Dean Foods Group or the WhiteWave Group.

“Replacement Equity Awards” has the meaning ascribed to it in Section 9.1.

“Represented Employee” means any WhiteWave Employee whose terms and conditions of employment are governed by a WhiteWave CBA as of the IPO or the Distribution Date.

“Short Term Incentive Plan” means the Dean Foods 2012 Short-Term Incentive Compensation Plan, as the plan is amended from time to time.

“Specified Officers” means Gregg Engles, Thomas Zanetich and Edward Fugger.

“Transfer Date” has the meaning ascribed to it in Section 3.1(b).

“Transferred Employee” has the meaning ascribed thereto in Section 3.1(a).

“WhiteWave” means The WhiteWave Foods Company, a Delaware corporation, and any successor in interest thereto.

“WhiteWave CBA” has the meaning ascribed to it in Section 4.1.

“WhiteWave Common Stock” means the Class A common stock, par value $0.01 per share, of WhiteWave.

“WhiteWave EDCP” has the meaning ascribed to it in Section 11.1.

“WhiteWave Employee” means (i) any individual who, immediately prior to the IPO, is employed by any member of the WhiteWave Group, (ii) each Transferred Employee and (iii) each Delayed Transferred Employee. “WhiteWave Employee” shall also include the beneficiaries and dependents of an individual described in the first sentence of this definition.

“WhiteWave Executive Severance Plan” means the WhiteWave Executive Severance Plan, as in effect or as it may be amended from time to time.

“WhiteWave Group” means the WhiteWave and each of its majority-owned subsidiaries.

“WhiteWave Liabilities” means all Liabilities of WhiteWave or any other member of the WhiteWave Group.

“WhiteWave Mirror Plans” means the WhiteWave Welfare Plans, the WhiteWave 401(k) Plan, the WhiteWave EDCP, the WhiteWave SERP, and the WhiteWave Executive Severance Pay Plan which plans will be established and adopted by WhiteWave in connection with the Distribution pursuant to the terms provided for in this Agreement.

“WhiteWave Plan” means any Plan maintained or sponsored by WhiteWave or any other member of the WhiteWave Group for the benefit of any WhiteWave Employee or Former WhiteWave Employee.

“WhiteWave 401(k) Plans” has the meaning ascribed to it in Section 8.1.

“WhiteWave SERP” has the meaning ascribed to it in Section 11.2.

“WhiteWave Welfare Plans” has the meaning ascribed to it in Section 6.2(b).

ARTICLE II.

RELATIONSHIP AT AND FOLLOWING IPO

Section 2.1. Employees, Employee Liabilities Generally.

Except as provided in this Section 2.1, each member of the Dean Foods Group and each member of the WhiteWave Group shall be responsible for the Liabilities arising with respect to the employment by any member of the Dean Foods Group or the WhiteWave Group of (i) each person in its employment immediately following the IPO, and (ii) each person whose last employment with any member of the Dean Foods Group and the WhiteWave Group (whether ending before or after the IPO) was with such entity. Notwithstanding the foregoing, to the extent that

(i) any benefit is provided to any Dean Foods Employee or WhiteWave Employee (a “Combined Group Employee”) under or through an employee benefit plan, including any such plan intended to be qualified under Section 401(a) of the Code, that has segregated assets set aside for the payment of such benefits, the Liabilities for such benefits shall first be payable from such plan and, to the extent the assets of such plan or any underlying trust or other funding vehicle are not sufficient to satisfy such Liabilities, as determined in accordance with applicable law;

(ii) compensation is payable to any such Combined Group Employee in the form of an equity interest in the common stock of Dean Foods (and not under an employee benefit plan described in subclause (i)), such compensation shall be provided by Dean Foods; and

(iii) any benefit or compensation (including any benefit or compensation otherwise described in either subclause (i) or (ii)) payable to, or any other Liability in respect of, any such Combined Group Employee that is expressly allocated to any member of the Dean Foods Group or the WhiteWave Group pursuant to the terms of this Agreement, such specific allocation shall control.

Except to the extent otherwise expressly provided under the Agreement, neither the IPO nor the Distribution will affect the allocation of any Liabilities with respect to any Combined Group Employee by and between any member of the Dean Foods Group or the WhiteWave Group.

Section 2.2. Employees and Benefits Generally.

As of the date hereof, except with respect to the Specified Officers and those employees listed on Schedule A hereto, all employees actively engaged on a regular basis in the business conducted by the WhiteWave Group are employees of a member of the WhiteWave Group. Except for employees of a member of the WhiteWave Group primarily performing services outside the United States, all employees of the WhiteWave Group participate in employee benefit plans maintained and sponsored by Dean Foods or any member of the Dean Foods Group (the “Dean Foods Plans”). Following the IPO and

prior to and through the Distribution Date, except as otherwise expressly provided below, each such WhiteWave Employee participating in any Dean Foods Plan at the IPO (and each person who becomes a WhiteWave Employee after the date hereof and becomes eligible to participate in any such Dean Foods Plan in accordance with the terms of such Dean Foods Plan) shall participate in such Dean Foods Plan on the terms and conditions applicable under such Dean Foods Plan, as currently in effect or as it may be amended from time to time. Notwithstanding the immediately preceding sentence, the continued participation of any employee of the WhiteWave Group in any such Dean Foods Plan shall be subject to the WhiteWave Group member by which any such person is employed bearing the cost and expense of such participation in accordance with the policies, practices and arrangements (including, without limitation, the method of allocating expenses and costs) in effect between the Parties on the date hereof, even if such policies, practices and arrangements would require payments or reimbursements to be made to Dean Foods by a WhiteWave Group member following the Distribution Date. Except as otherwise expressly provided herein, if the Distribution shall occur, on the Distribution Date, each WhiteWave Employee shall cease to participate in each such Dean Foods Plan.

ARTICLE III.

TRANSFERRED EMPLOYEES; ASSUMPTION OF LIABILITIES

Section 3.1. Transferred Employees.

(a) General. The employment of the Specified Officers, any employee of Dean Foods identified on Schedule A hereto and any other employee of Dean Foods that the Parties agree to add to Schedule A after the date hereof (the “Transferred Employees”) will be transferred immediately prior to the IPO to WhiteWave, WWF Operating Company or such other member of the WhiteWave Group as WhiteWave shall designate.

(b) Delayed Transfer Employees. In the event that Dean Foods and WhiteWave agree to transfer the employment of any other employee of the Dean Foods Group to WhiteWave, WWF Operating Company or any other member of the WhiteWave Group in connection with the Distribution, but following the IPO (each, a “Delayed Transfer Employee”), then effective as of the date the employment of such individual is transferred or such other date as may otherwise be agreed in writing by and between Dean Foods and WhiteWave (the “Transfer Date”), WhiteWave shall assume all Liabilities of the type and nature that would have been assumed by WhiteWave pursuant to Section 3.2 had such Delayed Transfer Employee been a Transferred Employee as of the IPO.

Section 3.2. Assumption of Liabilities.

(a) By WhiteWave. Except as otherwise expressly provided for in this Agreement, as of the IPO (or, if later, the Transfer Date) WhiteWave (or such other member of the WhiteWave Group as it shall designate), shall assume and agree to pay, perform, fulfill and discharge, in accordance with their respective terms all Liabilities to or relating to Transferred Employees and Delayed Transfer Employees, to the extent relating to, arising out of or resulting from employment with any member of the Dean Foods Group on or prior to the IPO (or, as applicable, the Transfer Date).

(b) By Dean Foods. Notwithstanding Section 2.2(a), Dean Foods shall or shall cause the applicable Dean Foods Plan to agree to retain, pay, perform, fulfill and discharge all Liabilities relating to any benefits accrued by a White Wave Employee or former employee of any WhiteWave Group member under any tax-qualified defined benefit pension plan sponsored by Dean Foods; provided that Dean Foods shall not retain any Liabilities associated with a multiemployer pension plan (as defined in Section 4001(a)(3) of ERISA) to which contributions are made under a WhiteWave CBA.

Section 3.3. General Principles.

(a) Non-Termination of Employment or Benefits. Except as otherwise expressly provided herein or as otherwise required at applicable law, no provision of this Agreement or the Separation and Distribution Agreement shall be construed to create any right, or accelerate any entitlement, to any compensation or benefit whatsoever on the part of any Combined Group Employee. Without limiting the generality of the foregoing, except as may be provided in an Individual Agreement, neither the IPO nor the Distribution shall cause any Combined Group Employee to be deemed to have incurred a termination of employment or shall have created any entitlement to any severance benefits or the commencement of any other benefits under any Dean Foods Plan or any Individual Agreement.

(b) No Right to Continued Employment. Nothing contained in this Agreement shall confer any right to continued employment on any Combined Group Employee. Except as specifically provided otherwise herein, this Agreement shall not limit the ability of any member of the Dean Foods Group or the WhiteWave Group to change the position, compensation or benefits of any of its employees for performance-related, business or any other reason or require any such entity continue the employment of any such employee for any particular period of time; provided that each member of the WhiteWave Group shall bear all Liability associated with any such termination of employment or modification of terms and conditions of employment with respect to any of its employees.

(c) Compensation and Benefits of Represented Employees. Notwithstanding anything else contained in this Agreement to the contrary, the compensation, benefits, hours and terms and conditions of employment of WhiteWave Employees who are Represented Employees shall continue to be determined in accordance with the applicable WhiteWave CBAs.

Section 3.4. Reimbursement.

(a) By the WhiteWave Companies. From time to time after the Distribution, the WhiteWave Companies shall promptly reimburse Dean Foods, but in no event more than fifteen business days after delivery by Dean Foods of an invoice therefore containing reasonable substantiating documentation of such costs and expenses, for the cost of any obligations or Liabilities that Dean Foods elects to, or is compelled to, pay or otherwise satisfy, that are or that pursuant to this Agreement have become, the responsibility of the WhiteWave Companies.

(b) By Dean Foods. From time to time after the Distribution, Dean Foods shall promptly reimburse WhiteWave or WWF Operating Company, but in no event more than fifteen business days after delivery by WhiteWave or WWF Operating Company of an invoice therefore containing reasonable substantiating documentation of such costs and expenses, for the cost of any obligations or Liabilities that WhiteWave or WWF Operating Company elects to, or is compelled to, pay or otherwise satisfy, that are or that pursuant to this Agreement have become, the responsibility of Dean Foods.

ARTICLE IV.

COLLECTIVE BARGAINING AGREEMENTS

Section 4.1. Continuity and Performance of Agreements. The unions representing any WhiteWave Employee will continue to represent those employees for purposes of collective bargaining with WhiteWave, WWF Operating Company or any other member of the WhiteWave Group, and each collective bargaining agreement between WhiteWave, WWF Operating Company or any other member of the WhiteWave Group and any union representing its employees, shall remain in effect (the “WhiteWave CBAs”). The Parties agree to take any and all actions reasonably necessary or appropriate, including the entry into an agreement of the type contemplated pursuant to Section 4204 of the Employee Retirement Income Security Act of 1974, as amended, to avoid the imposition of any withdrawal liability with respect to any multiemployer plan by reason of the Distribution.

ARTICLE V.

WHITEWAVE PLANS GENERALLY

Section 5.1. Establishment of WhiteWave Plans.

(a) Mirror Plans. WhiteWave or WWF Operating Company shall have adopted, or shall have caused to be adopted, the following WhiteWave Mirror Plans, effective as of the Distribution Date: the WhiteWave Welfare Plans, WhiteWave 401(k) Plans and the WhiteWave Executive Severance Pay Plan. WhiteWave or WWF Operating Company shall become the plan sponsor of, and from and after the date of adoption of each Plan, shall have sole responsibility for each WhiteWave Mirror Plan. Except as otherwise expressly provided herein, each WhiteWave Mirror Plan shall be substantially similar in all material respects to the corresponding Dean Foods Plan as in effect immediately prior to the adoption of such WhiteWave Mirror Plan (including, without limitation, the right of the sponsor and/or the participating employers to modify, amend, alter or terminate any such Plan).

(b) Stand Alone WhiteWave Plans. To the extent that, at the IPO or the Distribution Date, any member of the WhiteWave Group maintains any Plans and programs for its employees that are separate and distinct from the Dean Foods Plans, such WhiteWave Group member shall continue to maintain, operate and contribute to the separate Plans and programs in accordance with their terms.

Section 5.2. Terms of Participation by WhiteWave Employees

(a) Right and Entitlements. Subject to the express terms and conditions of this Agreement, each of the WhiteWave Mirror Plans shall be, with respect to WhiteWave Employees who are participants in such Plan, the successors in interest to and shall recognize rights and entitlements under the corresponding Dean Foods Plans in effect as of the Close of the Distribution Date in which such WhiteWave Employees participated prior to the Distribution Date (or Transfer Date, as the case may be). The Parties agree that WhiteWave Employees are not entitled to receive duplicative benefits for the same periods of service from the Dean Foods Plans and the WhiteWave Plans. Notwithstanding anything in this Section 5.2(a) to the contrary (but subject to the provisions of Section 5.2(b)), if in the reasonable determination of Dean Foods requiring any WhiteWave Mirror Plan to replicate each right or entitlement under the corresponding Dean Foods Plan (i) would result in an unreasonable administrative burden on, or in an unreasonable expense for, the WhiteWave Group, or (ii) conflict with any provision of applicable law, the applicable WhiteWave Mirror Plan may provide the eligible WhiteWave Employees with rights and entitlements that are substantially comparable in the aggregate to those previously in effect under the corresponding Dean Foods Plan.

(b) Service and Other Factors Determining Benefits. With respect to WhiteWave Employees, each WhiteWave Mirror Plan shall provide that all service, all compensation, and all other factors affecting benefit determinations that, as of the Close of the Distribution Date, were recognized under the corresponding Dean Foods Plan (for periods immediately before the Close of the Distribution Date) shall receive full recognition, credit, and validity and be taken into account under such WhiteWave Mirror Plan to the same extent as though arising under such WhiteWave Mirror Plan, except to the extent that duplication of benefits would result. Notwithstanding the immediately preceding sentence, in no event shall the crediting of service or any other action taken pursuant to the immediately preceding sentence result in the duplication of benefits for any Combined Group Employee under any Dean Plan and any WhiteWave Plan. All beneficiary designations made by WhiteWave Employees under the corresponding Dean Foods Plan shall be transferred to and be in full force and effect under the corresponding WhiteWave Mirror Plans until such beneficiary designations are replaced or revoked by the WhiteWave Employees who made the beneficiary designation.

(c) Power to Amend. Notwithstanding the foregoing provisions of this Section 5.2, nothing in this Agreement other than those provisions specifically set forth herein to the contrary shall preclude WhiteWave from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any WhiteWave Plan, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any WhiteWave Plan.

ARTICLE VI.

HEALTH AND WELFARE

Section 6.1. Assumption of Health and Welfare Plans.

(a) Cessation of Coverage in Dean Foods Plans. Dean Foods maintains health and welfare plans for the benefit of eligible Combined Group Employees (the “Dean Foods Welfare Plans”). On the Distribution Date, each person who is a WhiteWave Employee on such date shall cease to be covered under the Dean Foods Welfare Plans. Notwithstanding the immediately preceding sentence, with respect to any WhiteWave Employee who would not be eligible for coverage under any WhiteWave Welfare Plan established under Section 6.2 below because such person is not actively at work on the Distribution Date due to any medical, sickness, accident leave or any other approved leave of absence, Dean Foods shall administer claims for such persons on behalf of WhiteWave as though the relevant Dean Foods Welfare Plan had continued to be applicable (at the cost and expense of the WhiteWave Group member by which such person is or will be employed) until the earliest to occur of (i) the date such person first resumes active employment with any member of the WhiteWave Group, (ii) the date such person ceases to be an employee of any member of the WhiteWave Group (including, without limitation, by reason of not returning to work at the expiration of any approved leave); (iii) the date on which such approved leave of absence expires without such person returning to active employment or terminating employment and (iv) the date, if any, more than six months following the Distribution Date that Dean Foods shall choose, in its discretion, to cease to provide such continued coverage upon not less than 90 days advance written notice to the WhiteWave Companies and the affected WhiteWave Employees.

(b) Claims Arising Prior to Distribution Date. On or after the Distribution Date, but subject to the obligations of members of the WhiteWave Group pursuant to Section 2.2, Dean Foods or the Dean Foods Welfare Plans shall remain responsible for all Liabilities in respect of or relating to WhiteWave Employees or Former WhiteWave Employees relating to claims or expenses incurred on or prior to the Distribution Date. For purposes of the foregoing sentence, to the extent that an eligible beneficiary under any such Dean Foods Welfare Plan commences a hospital confinement on or prior to the Distribution Date that continues after the Distribution Date, all expenses related to such hospitalization (including any related services that are incurred during the period of the same continuous hospital confinement) shall be considered part of the claim incurred on or prior to the Distribution Date. All other claims shall be deemed incurred on the date the actual expense is incurred.

(c) No Transfer of Assets Pertaining to Welfare Plans. Nothing in this Agreement shall require Dean Foods or any Dean Foods Welfare Plan to transfer assets or reserves with respect to the Dean Foods Welfare Plans to WhiteWave or the WhiteWave Welfare Plans.

Section 6.2. Adoption of Health and Welfare Plans.

(a) Comparable Terms. Effective as of the Close of the Distribution Date, WhiteWave shall adopt or shall cause to be adopted for the benefit of eligible WhiteWave Employees, health and welfare plans, including, but not limited to, plans providing (i) executive long-term disability insurance and (ii) health, dental and life insurance benefits (the “WhiteWave Welfare Plans”) that are substantially the same as the benefits provided under the corresponding Dean Foods Welfare Plan in which such individuals were participating immediately prior to the Distribution Date. Notwithstanding the immediately preceding sentence, WhiteWave may alter the terms and conditions of the WhiteWave Welfare Benefit Plans relative to the terms and conditions of the Dean Foods Welfare Benefit Plans to the extent that WhiteWave reasonably determines in good faith that it can not provide substantially the same benefits at a commercially reasonable cost because (i) the number of persons who will be participants in the WhiteWave Welfare Plans is significantly smaller than the number of participants in the Dean Foods Welfare Plans immediately prior to the Distribution Date, (ii) the WhiteWave Welfare Plan will be funded through an insured arrangement, while the corresponding Dean Foods Welfare Plan was funded under a self-insured arrangement or (iii) of the inability of the WhiteWave Benefit Plans to procure on commercially reasonable terms contracts with the same third party vendors who assisted in administering the Dean Foods Welfare Plans. For purposes of the immediately preceding sentence, an amount up to or equal to

105% of the costs incurred by Dean Foods in respect of the Dean Foods Welfare Plans, as determined on a per capita basis, immediately prior to the Distribution Date shall be deemed to be commercially reasonable. In addition, WhiteWave shall retain the right to modify, amend, alter or terminate the terms of any WhiteWave Welfare Plan to the same extent that Dean Foods or another member of the Dean Foods Group had such rights under the corresponding Dean Foods Welfare Plan.

(b) Terms of Participation in WhiteWave Welfare Plans. WhiteWave shall cause the WhiteWave Welfare Plans to (i) waive all limitations as to preexisting conditions, exclusions, service conditions and waiting period limitations, and any evidence of insurability requirements applicable to any such WhiteWave Employees other than such limitations, exclusions, and conditions that were in effect with respect to WhiteWave Employees as of the Distribution Date, in each case under the corresponding Dean Foods Welfare Plan and (ii) honor any deductibles, out-of-pocket maximums and co-payments incurred by WhiteWave Employees under the corresponding Dean Foods Welfare Plan in satisfying the applicable deductibles, out-of-pocket expenses or co-payments under such Dean Foods Welfare Plan for the calendar year in which the Distribution Date occurs.

Section 6.3. COBRA. As of the Close of the Distribution Date, WhiteWave shall be responsible for administering compliance with the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to WhiteWave Employees, Former WhiteWave Employees and any of their dependents having rights derived from such WhiteWave Employees for the period after the Close of the Distribution Date. WhiteWave shall assume any Liabilities of Dean Foods and the Dean Foods Plans to provide COBRA coverage to any WhiteWave Employee and any of their dependents who incurred a qualifying event under COBRA on or prior to the Distribution Date and who is still eligible to receive such continuing coverage after the Distribution Date.

Section 6.4. Workers’ Compensation Claims. Effective on the Distribution Date, WhiteWave shall assume responsibility for all Liabilities for WhiteWave Employees and Former WhiteWave Employees related to any and all workers’ compensation claims and coverage, whether arising under any law of any state, territory, or possession of the U.S. or the District of Columbia and whether arising before or after the Distribution Date. Dean Foods shall be fully responsible for the administration of all such claims made prior to Distribution Date, but the WhiteWave Companies shall reimburse and otherwise fully indemnify Dean Foods for all Liabilities related to such claims in respect of such WhiteWave Employees and Former WhiteWave Employees, including (i) the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen, (ii) paying benefits and settlements and (iii) establishing reserves, in each case as determined by Dean Foods or its designate.

Any reimbursement amounts payable under this Section 6.4 shall be paid in accordance with the procedure set forth in Section 2.3. Dean Foods shall transfer to, or credit for the benefit of, the WhiteWave Companies an amount equal to the value of any reserves (as determined by Dean Foods in its sole discretion) set aside by Dean Foods prior to the Distribution Date (including any reserves established under any contract providing coverage against any such claims) for the payment of, or to meet the obligations in respect of, any such workers’ compensation benefits or obligations in respect of such WhiteWave Employees. With respect to any claim for Worker’s Compensation or similar benefits by a WhiteWave Employee or Former WhiteWave Employee made after the Distribution Date, WhiteWave shall be solely responsible for such claim and for complying with all applicable laws with respect thereto.

ARTICLE VII.

PENSION PLANS

Section 7.1. No Establishment of Defined Benefit Pension Plan.

(a) No Establishment of Mirror Plans. Except as to any multiemployer pension plans (within the meaning of Section 3(37) of ERISA) that are maintained or contributed to pursuant to a WhiteWave CBA, WhiteWave shall not be required to establish, maintain, administer or contribute to any defined benefit pension plan or related trust qualified under section 401(a) and section 501(a) of the Code in connection with the Distribution. To the extent that any WhiteWave Employee or Former WhiteWave Employee has an accrued benefit under any existing defined benefit pension plan that is a Dean Foods Plan at the Distribution Date, the obligations in respect of such Plan shall remain at Dean Foods under the provisions of the applicable Plan. No assets of any such defined benefit plan shall be transferred to WhiteWave, WWF Operating Company or any WhiteWave Plan in connection with the Distribution. In no event shall any WhiteWave Employee accrue any additional benefits under such Plan following the Distribution Date (except for any subsidy related to the benefit accrued at the Distribution Date for which such person may qualify under the terms of the applicable plan after the Distribution Date). For WhiteWave Employees covered by WhiteWave CBAs who may have been participating in any such defined benefit plan that is not a multiemployer plan at the Distribution Date, WhiteWave shall take all such actions, if any, as are required to comply with the terms and conditions of the applicable collective bargaining agreement.

(b) No New Standalone WhiteWave Defined Benefit Pension Plan. No member of the WhiteWave Group shall establish, adopt, contribute to (other than as required under applicable law for and in accordance with Section 7.1(a) above with respect to any multiemployer pension plan) or otherwise become the sponsor of any defined benefit pension plan or related trust qualified under section 401(a) and section 501(a) of the Code that could create any direct or indirect Liability for Dean Foods under Title IV of ERISA.

ARTICLE VIII.

401(K) PLANS

Section 8.1. Establishment of the WhiteWave 401(k) Plan. Prior to the Distribution Date, the WhiteWave Companies shall take any and all steps necessary or appropriate to establish one or more defined contribution plans and trusts to be effective as of the Distribution Date for the benefit of hourly and salaried WhiteWave Employees (the “WhiteWave 401(k) Plans”). The WhiteWave 401(k) Plans shall have terms substantially similar in all material respects to the Dean Foods 401(k) Plan to which it most closely corresponds. The WhiteWave Companies shall be responsible for taking or causing to be taken all necessary, reasonable, and appropriate action to establish, maintain, and administer the WhiteWave 401(k) Plans so that they qualify under Section 401(a) of the Code and the related trusts thereunder are exempted from Federal income taxation under Section 501(a)(1) of the Code. For the avoidance of doubt, nothing in this Section 8.1 shall be construed to required WhiteWave to maintain any investment option which the fiduciaries (as such term is defined in Section 3(21) of ERISA) of the WhiteWave 401(k) Plan deem to be imprudent or inappropriate for the WhiteWave 401(k) Plan or which cannot be maintained without commercially unreasonable cost or administrative burden for the WhiteWave 401(k) Plan and its administrator.

Section 8.2. Assumption of Liabilities and Transfer of Assets.

(a) Transfer of Liabilities. Effective as of the Distribution Date, but subject to the asset transfer specified in Section 8.2(b) below, the WhiteWave 401(k) Plan shall assume and be solely responsible for all Liabilities for or relating to WhiteWave Employees and Former WhiteWave Employees under the Dean Foods 401(k) Plan. The WhiteWave Companies shall be responsible for all ongoing rights of or relating to WhiteWave Employees and Former WhiteWave Employees for future participation (including the right to make contributions through payroll deductions) in the WhiteWave 401(k) Plans.

(b) Trust to Trust Transfer. Effective as of the Distribution Date (or such other date as may be agreed between the Parties), Dean Foods shall cause the account balances (including any outstanding loan balances) in the Dean Foods 401(k) Plan attributable to WhiteWave Employees and Former WhiteWave Employees to be transferred in cash and in-kind (including, but not limited to, participant loans and company stock), to the WhiteWave 401(k) Plan, and WhiteWave or WWF Operating Company shall cause the WhiteWave 401(k) Plan to accept such transfer or accounts and underlying assets and, effective as of the date of such transfer, to assume and to fully perform pay or discharge, all obligations of the Dean Foods 401(k) Plans relating to the accounts of WhiteWave Employees and Former WhiteWave Employees (to the extent those assets related to those accounts are actually transferred from the Dean Foods 401(k) Plan). The transfer shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, and Section 208 of ERISA. Subject to the generally applicable requirements of this Section 8.2(b), the named fiduciaries (as such term is defined in ERISA) of the WhiteWave 401(k) Plans and the Dean Foods 401(k) Plans shall cooperate in good faith to effect the transfers contemplated by this Section 8.2(b) in an efficient and effective manner and in the best interests of participants and beneficiaries, including, but not limited to, determining whether and to what extent any investments held under the Dean Foods 401(k) Plan (other than company stock or participant loans) shall be liquidated prior to the transfer date to enable the value of such investments to be transferred to the WhiteWave 401(k) Plan in cash or cash equivalents.

ARTICLE IX.

EQUITY BASED AND OTHER LONG-TERM INCENTIVE AWARDS

Section 9.1. General Treatment of Outstanding Awards; Adoption of New Stock Incentive Plan.

(a) Equity-Based Awards. No adjustments will be made in connection with the IPO to any stock based incentive compensation awards granted under the Dean Foods’ 2007 Stock Incentive Plan, the Dean Foods 1997 Stock Option and Restricted Stock Plan or any other equity plan sponsored or maintained by Dean Foods (the “Dean Foods Equity Plans”). Effective on the Distribution Date, notwithstanding the provisions of Section 2.1(a), all such stock based incentive compensation awards granted to WhiteWave Employees and Former WhiteWave Employees under the Dean Foods Equity Plans (the “Outstanding Awards”) shall be converted into incentive compensation awards relating to WhiteWave Class A Common Stock (“Replacement Awards”) and shall be granted under the WhiteWave Foods Company 2012 Stock Incentive Plan (the “2012 SIP”). The Replacement Awards shall have substantially equivalent terms as the Outstanding Awards. The required adjustments necessary to convert the Outstanding Awards into Replacement Awards shall be made at the direction of the Compensation Committee of the Board of Directors of Dean Foods in a manner intended to preserve the value of the Outstanding Awards by taking into account the relative values of the shares of Dean Foods Common Stock underlying the Outstanding Awards and the WhiteWave Common Stock underlying the Replacement Equity Awards.

(b) Cash Performance Units. Effective on consummation of the IPO, the cash performance units granted (the “CPUs”) to WhiteWave Employees and Former WhiteWave Employees under the Dean Foods Performance Cash Plan that are related, in whole or in part, to the performance of Dean Foods after 2012 shall be cancelled, subject to the requirement that payment be made in respect thereto, on a pro-rated basis, based on service completed and the level of achievement of the applicable performance objectives, in each case, through December 31, 2012, as determined by Dean Foods. Notwithstanding anything else in this Agreement to the contrary, the appropriate member of the Dean Foods Group shall be responsible for the payment of the portion of any such CPU payable to any Transferred Employee (or Delayed Transfer Employee) related to service through the date the IPO is consummated (or, if applicable, the Transfer Date), with the remainder of such award being the responsibility of the member of the WhiteWave Group that employs such person.

(c) Executive Retention Awards. Effective on consummation of the IPO, any awards under the Dean Foods Executive Retention Plan held by WhiteWave Employees related to performance criteria to be achieved after 2012 shall be cancelled. No payment shall be made in respect of any such cancelled Executive Retention Plan award. Awards under the Dean Foods Executive Retention Plan that are payable based upon the achievement of performance criteria through the end of 2012 (a “2012 Retention Award”) shall be made in accordance with its terms, treating employment with WhiteWave as though it were employment with the Dean Foods Group. Notwithstanding anything else in this Agreement to the contrary, the appropriate member of the Dean Foods Group shall be responsible for the payment of any portion of any such 2012 Retention Award payable to any Transferred Employee (or Delayed Transfer Employee) related to service performed in 2012 through the date the IPO is consummated (or, if applicable, the Transfer Date), with the remainder of such award being the responsibility of the member of the WhiteWave Group that employees such person.

(d) Dean Cash Awards. Effective on consummation of the IPO, any Dean Cash Awards held by WhiteWave Employees that are related to the service to be performed, in whole or in part, after 2012 (a (“Pro-Rated Dean Cash Award”) shall be cancelled, subject to payment, on a pro-rated basis, of the portion of such Dean Cash Award related to service performed through the end of 2012. Any Dean Cash Awards that are payable based solely upon service through the end of 2012 (a “2012 Dean Cash Award”) shall be made in accordance with its terms, treating employment with WhiteWave as though it were employment with the Dean Foods Group. Notwithstanding anything else in this Agreement to the contrary, the appropriate member of the Dean Foods Group shall be responsible for the payment of any portion of any such Pro-Rated Dean Cash Award or 2012 Dean Cash Award payable to any Transferred Employee (or Delayed Transfer Employee) related to service performed in 2012 through the date the IPO is consummated (or, if applicable, the Transfer Date), with the remainder of such award being the responsibility of the member of the WhiteWave Group that employees such person.

(e) Adoption of WhiteWave Stock Incentive Plan. In connection with the IPO, WhiteWave shall adopt the 2012 SIP for purposes of awarding certain WhiteWave employees, officers and non-employee directors equity-based compensation on the terms and conditions set forth in the 2012 SIP. The award agreement related to any award granted by WhiteWave to any WhiteWave Employee under the 2012 SIP at or about the time of the IPO shall require any recipient thereof who held CPUs, Retention Awards and/or Dean Cash Awards immediately prior to the IPO to consent to the cancellation of the applicable awards in accordance with the preceding provisions of this Article IX.

ARTICLE X.

SHORT TERM INCENTIVES

Section 10.1. Incentive Plans. WhiteWave, WWF Operating Company or another member of the WhiteWave Group shall be responsible for all Liabilities relating to WhiteWave Employees and Former WhiteWave Employees in respect of any short term incentive plan related to their services for any member of the WhiteWave Group (or, with respect to Transferred Employees and Deferred Transferred Employees, for services after the IPO or, if applicable, the Transfer Date). Notwithstanding the foregoing, with respect to any Transferred Employee (or Delayed Transfer Employee), the appropriate member of the Dean Foods Group shall be responsible for, or shall reimburse the appropriate member of the WhiteWave Group for, the payment any portion of any short-term incentive plan payment payable to any Transferred Employee (or Delayed Transfer Employee) related to service performed in the applicable performance period through the date the IPO is consummated (or, if applicable, the Transfer Date).

ARTICLE XI.

DEFERRED COMPENSATION PLANS

Section 11.1. Establishment of the WhiteWave EDCP. Prior to the Distribution Date, WhiteWave shall take steps to establish a nonqualified executive deferred compensation plan to be effective as of the Distribution Date for the benefit of WhiteWave Employees (the “WhiteWave EDCP”) that is substantially similar to the Dean Foods EDCP. WhiteWave shall be responsible for taking or causing to be taken all necessary, reasonable, and appropriate action to establish, maintain, and administer the WhiteWave EDCP in a manner consistent with the provisions of Section 409A of the Code and the regulations promulgated thereunder.

Section 11.2. Establishment of the WhiteWave SERP. Prior to the Distribution Date, WhiteWave shall take steps to establish a supplemental executive retirement plan to be effective as of the Distribution Date for the benefit of WhiteWave Employees (the “WhiteWave SERP”) that is substantially similar to the Dean Foods SERP. WhiteWave shall be responsible for taking or causing to be taken all necessary, reasonable, and appropriate action to establish, maintain, and administer the WhiteWave SERP in a manner consistent with the provisions of Section 409A of the Code and the regulations promulgated thereunder.

Section 11.3. Liabilities Under the Dean Foods EDCP and Dean Foods SERP. All Liabilities accrued under the Dean Foods EDCP and Dean Foods SERP related to WhiteWave Employees and Former WhiteWave Employees, including Transferred Employees and Delayed Transfer Employees, shall be the sole responsibility of the member of the WhiteWave Group which employed any such WhiteWave Employee at the Distribution Date or that last employed any Former WhiteWave Employee. All distributions from the WhiteWave EDCP and the WhiteWave SERP shall, to the extent applicable, be administered in a manner consistent with the provisions of Section 409A of the Code and the regulations promulgated thereunder.

Section 11.4. Asset Transfer. As soon as reasonably practicable after the Distribution Date, Dean Foods shall transfer to WWF Operating Company assets in such form as Dean Foods shall reasonably determine equal to the product of (i) the value as of the Distribution Date of any reserves established by Dean Foods to assist it in satisfying the liabilities under the Dean Foods EDCP and the Dean Foods SERP multiplied by (ii) a fraction, the numerator of which is the estimated liabilities under of the applicable Plan (i.e., the Dean Foods EDCP or the Dean Foods SERP) in respect of WhiteWave Employees or Former WhiteWave Employees and the denominator of which is the estimated aggregate liabilities to all participants under the applicable Plan. All valuations or estimations necessary or appropriate to determine the asset transfer described in this Section 11.4 shall be made by Dean Foods in good faith.

ARTICLE XII.

EXECUTIVE SEVERANCE PLAN AND

CHANGE IN CONTROL AGREEMENTS

Section 12.1. Establishment of the WhiteWave Executive Severance Pay Plan. Prior to the Distribution Date, the WhiteWave Companies shall take all steps necessary or appropriate to establish for the benefit of WhiteWave Employees who had been eligible to participate in the Dean Foods Executive Severance Plan immediately prior to the Distribution Date an executive severance pay plan that is substantially similar to the Dean Foods Executive Severance Pay Plan (the “WhiteWave Executive Severance Pay Plan”), to be effective as of the Distribution Date.

Section 12.2. Change in Control Agreements. In the event that a change in control of Dean Foods or White Wave shall occur after the IPO and prior to the Distribution Date which would activate the protection afforded under the Change in

Control agreements that have been implemented by Dean Foods, the appropriate member of the WhiteWave Group shall be responsible for the payment of and shall pay any benefits that become payable under the terms of any such agreement (other than with respect to any awards related to the common stock of Dean Foods outstanding under the Dean Foods Equity Plan, which shall remain the responsibility of Dean Foods) to any WhiteWave Employee who is a party to any such agreement, including, without limitation, the Specified Officers.

ARTICLE XIII.

GENERAL AND ADMINISTRATIVE

Section 13.1. Sharing of Information. Subject to any consents required or any other restrictions imposed at law, each Party shall each provide to any other Party and its agents and vendors all information that such other Party may reasonably request to enable the requesting party to administer efficiently and accurately each of its Plans and to determine the scope of, and to fulfill, its obligations under this Agreement. WhiteWave shall cause each member of the WhiteWave Group to provide Dean Foods or its designees, on a timely basis, such information including, without limitation, dates of termination, length of service and last known addresses, and other assistance as it or they shall reasonably request from time to time to administer its on-going obligations under this Agreement with respect to WhiteWave Employees and Former WhiteWave Employees. Any information shared or exchanged pursuant to this Agreement shall be kept confidential by the Parties and used only for and to the extent necessary to establish, maintain and administer the plans, programs and agreements as contemplated by this Agreement.

Section 13.2. Cooperation.

(a) On-Going Plan Administration. Dean Foods may from time to time establish reasonable administrative guidelines or procedures to be followed by the appropriate members of the WhiteWave Group to facilitate the operation of any Dean Food Plan under which there are continuing obligations to WhiteWave Employees or Former WhiteWave Employees following the Distribution Date.

(b) General Corporation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things necessary, proper and advisable (including, without limitation, any actions required under applicable laws and regulations) to fulfill their respective duties obligations contemplated by this Agreement. The actions described in the immediately preceding sentence shall include, without limitation, adopting plans or plan amendments and the payment of compensation due to any Dean Foods Employee, any WhiteWave Employee or any Former WhiteWave Employee. Each of the Parties hereto shall cooperate fully on any issue relating to the duties and obligations contemplated by this Agreement for which the other Party seeks a determination letter or any other filing, consent, or approval with respect to governmental authorities.

Section 13.3. Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “reasonable best efforts” as used in this Agreement shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

Section 13.4. Survival. This Agreement shall survive the Distribution Date.

Section 13.5. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all Exhibits hereto) and not to any particular provision of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

Section 13.6. No Third Party Beneficiaries.

(a) Nothing in this Agreement shall confer upon any person (nor any beneficiary thereof) any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

(b) Nothing in this Agreement shall create any right of any Person to object or to refuse to assent to WhiteWave’s assumption of, succession to or creation of any Individual Agreement, or other agreement or plan, program or arrangement relating to employment, employment separation, severance or employee benefits, nor shall this Agreement be construed as recognizing that any such rights exist.

(c) Nothing in this Agreement shall amend or shall be construed to amend any plan, program or arrangement described in or contemplated by this Agreement.

Section 13.7. Notices.

(a) Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier services (costs prepaid); (b) sent by facsimile with conformation or transmission; (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person designated below (or to such other address, facsimile number or person as a party may designate by notice to the other Parties:

(b) If to Dean Foods, to:

Dean Foods Company

2711 North Haskell Ave., Suite 3400

Dallas, TX 75204

Attn: Executive Vice President, Human Resources and

         Executive Vice President, General Counsel

(c) If to WhiteWave, to:

The WhiteWave Foods Company

2711 North Haskell Ave., Suite 3400

Dallas, TX 75204

Attn: Executive Vice President, Human Resources and

         Executive Vice President, General Counsel

Section 13.8. Governing Law; Jurisdiction. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction. The state or federal courts located within Dallas, Texas shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the exclusive jurisdiction of such courts. Each of the Parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such party and such Party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum.

Section 13.9. Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 13.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that, after the Distribution, the parties shall be entitled to specific performance of the terms hereof to the extent such terms impose obligations that are to be performed after the Distribution, in addition to any other remedy at law or in equity.

Section 13.11. No Assignment; No Amendment; Counterparts. This Agreement may not be assigned by either Party (except by operation of law) without the written consent of the other, and shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assignees. This Agreement may not be amended or supplemented except by an agreement in writing signed by Dean Foods and WhiteWave. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party has caused its duly authorized officer to execute this Agreement, as of the date first written above.

DEAN FOODS COMPANY

/s/ Timothy A. Smith
By:	Timothy A. Smith
Its:	Treasurer

THE WHITEWAVE FOODS COMPANY

/s/ Kelly J. Haecker
By:	Kelly J. Haecker
Its:	Senior Vice President, Finance,and Chief Financial Officer

WWF OPERATING COMPANY

/s/ Kelly J. Haecker
By:	Kelly J. Haecker
Its:	Senior Vice President, Finance, and Chief Financial Officer

Employee Matters Agreement

Schedule A

Transferred Employees

1.	Gregg Engles

2.	Thomas Zanetich

3.	Edward Fugger

4.	Frank Caliri

5.	Dave Oldani

6.	Shan Luton

7.	April Burke

8.	Such other employees as may be agreed to by the parties in writing.